Exhibit (10)(iii)41

Copy to: S. V. Lant

December 31, 2007

To:

T. C. Brocks	J. P. Lovette

C. M. Capone	C. E. Meyer

D. S. Doyle	M. L. Mosher

C. A. Freni	S. Renner

W. R. Groft	D. D. VanBuren

P. E. Haering	K. Wright

From: J. J. DeVirgilio, Jr.

Re: LTIP Agreement Amendment

The attached notice of amendment provides you with the details associated with bringing the 2005, 2006 and 2007 Agreements into compliance with IRS Section 409A regulations. If you have any questions, please see Tom Brocks or me.

NOTICE OF AMENDMENT TO
2005, 2006 and 2007 PERFORMANCE SHARES AGREEMENTS
TO COMPLY WITH SECTION 409A

December 21, 2007

Why am I receiving this Notice?

You are receiving this Notice of Amendment because our records indicate that you have been granted one or more of the performance share awards granted in 2005, 2006 and 2007 (each an “Award”) under the long-term incentive plans of CH Energy Group. Due to changes in the tax laws, we are required to make relatively minor amendments to these equity awards. These amendments are described on Exhibit A. If we do not make these changes, you could be subject to immediate taxation upon vesting (rather than upon payment) of your Awards, and you could be subject to interest and a 20% penalty tax.

These amendments generally are technical in nature and affect the timing, but not the amount, of compensation that could be received under the Awards.

Do I need to take any action?

Generally, no. If you agree to the amendments, there is no need for you to do anything except read this notice and keep a copy for your files. In other words, your failure to object by providing notice to CH Energy Group will be treated as your consent to the amendments.

If you do not consent to the amendments, you must notify CH Energy Group by filing a written objection, no later than December 31, 2007, with Tom Brocks. If you do not consent to the amendments, CH Energy Group will be required by law to notify the IRS, on a Form W-2, that your awards do not comply with the new tax laws. The Company also will be required to withhold income tax on vesting (even if the Awards are not paid at that time), and you will be personally responsible for the payment of interest and a 20% penalty tax.

Where can I get additional information?

You may obtain additional information by calling Tom Brocks at 845.486.5300.

We appreciate your cooperation and thank you for your continued support.

EXHIBIT A
AMENDMENTS

Effective as of December 31, 2007, your Awards shall be amended as set forth below.

Current Provision	Amended Provision

In General. Performance shares (and related dividend equivalents attributable to the performance shares granted in 2005) are paid no later than March 15 immediately following the end of the performance period.

Payment will be made at any time during the calendar year immediately following the end of the performance period.

Retirement or Death. Upon retirement or death during a performance period, you (or your estate) are entitled to a prorated amount of the performance shares based on performance through the fiscal quarters completed prior to retirement. Payment generally occurs within 30 days following retirement.

The vesting provision remains the same. However, payment will occur only if your retirement constitutes a “separation from service” within the meaning of Section 409A of the Code. In general, payment will be made within 90 days following your separation from service due to retirement.

If your retirement does not constitute a “separation from service”, then payment will be made within 90 days after the earlier of (i) the date that you incur a separation from service, (ii) a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, or (iii) the commencement of the calendar year immediately following the end of the performance period.

Current Provision	Amended Provision

Change in Control. Upon a “change in control”, as defined in the equity plan, you will be entitled to receive performance shares based on performance through the fiscal quarters completed prior to the change in control. Payment generally occurs within 30 days following the change in control.

The vesting provision remains the same. However, payment will occur only if the “change in control” also constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”). In general, payment will be made within 90 days following the change in control.

If the change in control does not constitute a Section 409A Change in Control, then payment will be made within 90 days after the earlier of (i) the date that you incur a separation from service, (ii) a Section 409A Change in Control, or (iii) the commencement of the calendar year immediately following the end of the performance period.

Withholding. You may tender cash to pay the applicable tax withholding. If you do not timely tender sufficient cash, then CH Energy Group may reduce the number of shares otherwise deliverable to satisfy the tax withholding.

You will no longer have the option to tender cash to satisfy the applicable tax withholding. Instead, CH Energy Group will automatically reduce the number of shares otherwise deliverable to satisfy the tax withholding. If you elect to defer payment of the performance shares under the Directors and Executives Deferred Compensation Plan, then the applicable withholding taxes will be deducted from other cash compensation.

Six Month Delay. N/A

If payments trigger upon a separation from service, and you are a “specified employee” at that time (determined under the Company’s policy for identifying specified employees), then payment will instead be made within 90 days after the six month anniversary of your separation from service (or, if you die during that 6-month period, within 90 days after your death). A specified employee generally includes our top 50-paid officers.

This Notice has been written in a manner that is intended to apply to a number of Awards that contain similar, but not necessarily identical, terms; accordingly, to the extent any provision contained in this Notice otherwise would amend an award to add a provision already contained in the Award, such portion of the Notice shall be disregarded with respect to such Award.

It is intended that this Notice shall cause the Awards to either be exempt from, or comply with, the provisions of Section 409A of the Code, and the applicable guidance thereunder. This Notice shall be construed, administered, and governed in a manner that effects such intent, and this Notice shall not be effective to the extent that it would cause any amount to become taxable under Section 409A of the Code. Accordingly, the Award holder consents to such additional amendments to the Award as CH Energy Group may reasonably make in furtherance of such intention.

CH ENERGY GROUP, INC.

By: /s/ Steven V. Lant

Steven V. Lant,
Chairman, President and Chief Executive Officer of CH Energy Group, Inc.